Exhibit - 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) for the registration of 7,000,000 shares of Milacron Inc.'s common stock pertaining to the Milacron Inc. 2004 Long-Term Incentive Plan of our report dated February 10, 2004 (except for the "Subsequent Events" note as to which the date is March 13, 2004) with respect to the consolidated financial statements and schedule of Milacron Inc. and subsidiaries, included in its Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
June 8, 2004